Exhibit (a)(8)

Form of e-mail notification of receipt of documents

To:

From: Shareholder Services

SUBJECT LINE: Exchange Offer Document Received

MESSAGE—On [date], Shareholder Services received your [Election Form] [Notice to Withdraw from the Offer].

Regards,

Shareholder Services